Exhibit 10.44

TRAVELERS
RESTRICTED STOCK UNIT AWARD NOTIFICATION AND AGREEMENT

(For Management Committee Member Executing Non-Compete)

Participant:	Grant Date:	, 20

Number of Award Shares:	Scheduled Payment Date:	, 20

1. Grant of Restricted Stock Units. This restricted stock unit award (“Award”) is granted pursuant to The Travelers Companies, Inc. Amended and Restated 2004 Stock Incentive Plan (the “Plan”), by The Travelers Companies, Inc. (the “Company”) to you as an employee of the Company or an affiliate of the Company (together, the “Travelers Group”). The Company hereby grants to the Participant as of the Grant Date an award (“Award”) consisting of a right to receive the number of shares set forth above (“Award Shares”) of the Company’s common stock, no par value (“Common Stock”), pursuant to the Plan, as it may be amended from time to time, and subject to the terms, conditions, and restrictions set forth herein.

2. Terms and Conditions. The terms, conditions, and restrictions applicable to the Award are specified in the Plan, this grant notification and agreement, including Exhibit A (the “Award Agreement”), and the prospectus dated January 29, 2010 (titled “Travelers Equity Awards”) and any applicable prospectus supplement (together, the “Prospectus”). The terms, conditions and restrictions in the Plan and the Prospectus include, but are not limited to, provisions relating to amendment, cancellation, and settlement, all of which are hereby incorporated by reference into this Award Agreement to the extent not otherwise set forth herein.

By accepting the Award, the Participant acknowledges receipt of the Prospectus and that he or she has read and understands the Prospectus.

The Participant understands that this Award is granted pursuant to the terms of a Non-Competition Agreement dated                            , XX by and among the Participant, the Company, and The Travelers Indemnity Company (the “Non-Competition Agreement”); that all other incentive awards are entirely discretionary; and that no right to receive an award exists absent a prior written agreement with the Company to the contrary. The Participant also understands that the value that may be realized, if any, from the Award is contingent and depends on the future market price of the Common Stock, among other factors. Thus, the Participant understands that (a) any monetary value assigned to the Award in any communication regarding the Award is contingent, hypothetical, or for illustrative purposes only, and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to the Participant; and (b) receipt of the Award or any incentive award in the past is neither an indication nor a guarantee that an incentive award of any type or amount will be made to the Participant in the future. The Participant shall have no rights as a stockholder of the Company with respect to any shares covered by the Award unless and until the Award is settled in shares of Common Stock.

3. Fully Vested; Forfeiture and Recapture Right. The Award is fully vested on the Grant Date.  Notwithstanding the foregoing or any provision of this Award Agreement, the Plan or the Prospectus to the contrary, any amounts, benefits, and awards under this Award Agreement shall be subject to forfeiture and recapture by the Company pursuant to the Non-Competition Agreement.  Such forfeiture and recapture right shall not limit or modify the Company’s rights and remedies with respect to this Award Agreement or any other agreement between the Participant and the Company and/or other member of the Travelers Group.

4. Settlement of Award. Subject to the terms of the Non-Competition Agreement, the Company shall deliver to the Participant a number of shares of Common Stock equal to the number of Award Shares on the following dates:  (a) if the Scheduled Payment Date identified above occurs prior to the Participant’s Separation Date, delivery of such shares shall be on the Scheduled Payment Date or as soon as administratively practicable (but not later than 90 days) thereafter; and (b) if the Participant’s Separation Date occurs prior to the Scheduled Payment Date, delivery of such shares shall be on the applicable date described in Exhibit A or as soon as administratively practicable (but not later than 90 days) thereafter.  For purposes of this Agreement, “Separation Date” shall mean the date of the Participant’s “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance thereunder.  The number of shares of Common Stock delivered to the Participant shall be reduced by a number of shares of Common Stock having a Fair Market Value on the date of delivery equal to the tax withholding obligation, unless the Plan administrator is notified in advance of the Award settlement and the Participant elects another method for tax withholding.

5. Acceptance of Exhibit A - Award Rules. The Participant agrees to be bound by the terms of the Award Rules set forth in Exhibit A (“Award Rules”).

6. Consent to Electronic Delivery. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, forms and communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors. Electronic delivery of a document to the Participant may be via a Company e-mail system or by reference to a location on a Company intranet site to which the Participant has access.

7. Administration. In administering the Plan, or to comply with applicable legal, regulatory, tax, or accounting requirements, it may be necessary for a member of the Travelers Group to transfer certain Participant data to another member of the Travelers Group, or to its outside service providers or governmental agencies. By accepting the Award, the Participant consents, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of his or her personal data to such entities for such purposes.

8. Entire Agreement/Amendment/Survival/Assignment. The terms, conditions and restrictions set forth in the Plan, this Award Agreement, the Prospectus, and the Non-Competition Agreement constitute the entire understanding between the parties hereto regarding the Award and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof. This Award Agreement may be amended by a subsequent writing (including e-mail or electronic form) agreed to between the Company and the Participant. Section headings herein are for convenience only and have no effect on the interpretation of this Award Agreement. The provisions of the Award Agreement that are intended to survive the Separation Date of a Participant shall survive such date. The Company may assign this Award Agreement and its rights and obligations hereunder to any current or future member of the Travelers Group.

9. No Right to Employment. The Participant agrees that nothing in this Award Agreement constitutes a contract of employment with the Company for a definite period of time.

10. Transfer Restrictions. The Participant may not sell, assign, transfer, pledge, encumber or otherwise alienate, hypothecate or dispose of the Award or his or her right hereunder to receive any Award Shares, except as otherwise provided in the Prospectus.

11. Conflict. In the event of a conflict between the Plan, the Award Agreement and/or the Prospectus, the documents shall control in that order (that is, the Plan, the Award Agreement and the Prospectus).

12. Acceptance and Agreement by the Participant. By signing the Award Agreement, the Participant accepts the Award and agrees to be bound by the terms, conditions, and restrictions set forth in the Award Agreement.

13. Governing Law. The Award Agreement shall be legally binding and shall be executed and construed and its provisions enforced and administered in accordance with the laws of the State of Minnesota.

14. Section 409A Compliance. This Award Agreement is intended to satisfy the requirements of Code Section 409A and should be interpreted and applied in a manner consistent with such requirements, including the regulations and other guidance issued under Code Section 409A.  If any amount shall be payable with respect to the Award hereunder as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” and such amount is subject to the provisions of Code Section 409A, then notwithstanding any other provision of this Award Agreement, no payment shall be made, except as permitted under Code Section 409A, prior to the date that is six (6) months following the Participant’s separation from service (or the date of his or her earlier death). The Company may adopt a specified employee policy that will apply to identify the specified employees for all deferred compensation plans subject to Code Section 409A; otherwise, specified employees will be identified using the default standards contained in the regulations under Code Section 409A.

THE TRAVELERS COMPANIES, INC.	PARTICIPANT’S SIGNATURE

By: John P. Clifford, Jr.	[NAME]
Executive Vice President, Human Resources

EXHIBIT A—Award Rules
To Travelers’ Restricted Stock Unit Award Notification and Agreement

References to “you” or “your” are to the Participant. “Separation Date” has the meaning described in Section 4 of the Award Agreement.

The provisions in the chart below apply to the Award.

If You:	Here’s What Happens to Your Award:

Separate from service

Subject to the terms of the Non-Competition Agreement, Award Shares will be issued and distributed to you upon the earlier of (a) six (6) months after your Separation Date or (b) the Scheduled Payment Date.

Take an approved personal leave of absence, family leave, medical leave, dependent care leave, military leave, or other statutory leave of absence

If you remain employed within the Travelers Group during your leave of absence and up to and including the Scheduled Payment Date, your Award Shares will be issued and distributed to you on the Scheduled Payment Date. If your Separation Date occurs during the leave for any reason, the provisions applicable to separation from service will apply.

Die prior to your Separation Date or after your Separation Date and while your Award is outstanding	Award Shares will be issued and distributed to your estate upon your death.